Exhibit 23.1

KPMG LLP Suite 2000 303 Peachtree Street, N.E. Atlanta, GA 30308-3210

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-257284, 333-263833, 333-263835, 333-271139, 333-278538, 333-278541 and 333-286155) on Form S-8, (Nos. 333-275823 and 333-292523) on Form S-3 and (Nos. 333-272876 and 333-289722) on Form S-1 of our report dated March 31, 2026, with respect to the financial statements of Femasys Inc..

Atlanta, Georgia
March 31, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.